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                                                                    EXHIBIT 99.5

                         AMENDMENT TO RIGHTS AGREEMENT

    AMENDMENT (the "Amendment"), dated as of June 3, 1998, to the Rights Agreement, dated as of April 25, 1996 (the "Rights Agreement"), between DSC Communications Corporation, Delaware corporation (the "Company") and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent").

RECITALS

    I. The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

    The Company, Alcatel Alsthom, a corporation organized under the laws of France ("Alcatel") and Net Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Alcatel ("Sub"), contemplate entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, Sub will merge with and into the Company (the "Merger").

    Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement and amend the Rights Agreement in order to make any change which the Company may deem necessary or desirable and which shall be consistent with, and for the purposes of fulfilling, the objectives of the Board of Directors of the Company in adopting the Rights Agreement.

    The Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable and is consistent with the objectives of the Board of Directors of the Company in adopting the Rights Agreement, and the Company and the Rights Agent desire to evidence such amendment in writing.

    All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

    Accordingly, the parties agree as follows:

    A. Amendment of Section 1. Section 1 of the Rights Agreement is supplemented to add the following definitions in the appropriate locations:

        "Merger Agreement' shall mean the Agreement and Plan of Merger, dated as of June 3, 1998, by and among DSC Communications Corporation, Alcatel Alsthom and Net Acquisition, Inc., as it may be amended from time to time."

        "Merger' shall have the meaning set forth in the Merger Agreement."

    B. Amendment of the definition of "Acquiring Person". The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is amended by adding the following sentence at the end thereof:

        "Notwithstanding anything in this Agreement to the contrary, Alcatel Alsthom, Net Acquisition, Inc. and their Affiliates and Associates shall not, individually or collectively, be deemed to be an Acquiring Person by virtue of (i) the execution of the Merger Agreement, (ii) the consummation of the Merger, or (iii) the consummation of the other transactions contemplated in the Merger Agreement."

    C. Amendment of the definition of "Distribution Date". The definition of "Distribution Date" in Section 1(i) of the Rights Agreement is amended by adding the following sentence at the end thereof.

        "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of (i) the execution of the Merger Agreement, (ii) the consummation of the Merger, or (iii) the consummation of the other transactions contemplated in the Merger Agreement."
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    D. Amendment of Expiration Date of Rights. Section 7(a) of the Rights
Agreement is amended and restated to read in its entirety as follows:

        "Except as otherwise provided herein, the Rights shall become exercisable on the Distribution Date, and thereafter the registered holder of any Right Certificate may, subject to Section 11(a)(ii) hereof and except as otherwise provided herein, exercise the Rights evidenced hereby in whole or in part upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or agency of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which the Rights are exercised, at any time which is both after the Distribution Date and prior to the time (the "Expiration Date") that is the earliest of (i) the Close of Business on April 25, 2006 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, or (iv) immediately prior to the consummation of the Merger."

    E. Amendment of Section 29. Section 29 of the Rights Agreement is amended to add the following sentence at the end thereof.

        "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the execution of the Merger Agreement or by virtue of any of the transactions contemplated by the Merger Agreement.'

    E. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

    Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

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
Attest:                                        DSC COMMUNICATIONS CORPORATION

Name: /s/ Holly Harris                         Name: /s/ George B. Brunt
                                               Title: Vice President, Secretary and
Title: Attorney                                      General Counsel

Attest:                                        HARRIS TRUST AND SAVINGS BANK

Name: /s/ Jill Wessell                         Name: /s/ Mark Asbury
Title: Vice President                          Title: Vice President
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